Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-19057, 333-27977, and 333-136316) of our report dated March 28, 2007 relating to the consolidated financial statements and selected ratios and other data for the year ended December 31, 2004 of Medallion Financial Corp. and our report dated January 21, 2005 relating to the financial statements for the year ended December 31, 2004 of Medallion Bank, both appearing in the Annual Report on Form 10-K of Medallion Financial Corp, for the year ended December 31, 2006.

Eisner LLP

Florham Park, New Jersey
March 28, 2007